UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   William C. Rhodes, III
   123 South Front Street
   TN, Memphis 38103
2. Issuer Name and Ticker or Trading Symbol
   AutoZone, Inc. (AZO)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   11/4/2002
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Senior Vice President
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock               |10/21/|G   |V|500               |D  |           |                   |D     |                           |
                           | 2002 |    | |                  |   |           |                   |      |                           |
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Common Stock               |11/4/ |M   | |7000              |A  |26.375     |                   |D     |                           |
                           |2002  |    | |                  |   |           |                   |      |                           |
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Common Stock               |11/4/ |M   | |10000             |A  |23.625     |                   |D     |                           |
                           |2002  |    | |                  |   |           |                   |      |                           |
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Common Stock               |11/4/ |S   | |20000             |D  |86.0086    |                   |D     |                           |
                           |2002  |    | |                  |   |           |                   |      |                           |
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Common Stock               |11/4/ |M   | |3000              |A  |25.75      |4208               |D     |                           |
                           |2002  |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Non-Qualified Stock Op|26.375  |11/4/|M   | |7000       |D  |2    |8/16/|Common Stock|7000   |       |0           |D  |            |
tions 1               |        | 2002|    | |           |   |     |2005 |            |       |       |            |   |            |
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Non-Qualified Stock Op|25.75   |11/4/|M   | |3000       |D  |3    |2/16/|Common Stock|3000   |       |0           |D  |            |
tions (right to buy) 1|        | 2002|    | |           |   |     |2005 |            |       |       |            |   |            |
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Non-Qualified Stock Op|23.625  |11/4/|M   | |10000      |D  |4    |12/13|Common Stock|10000  |       |0           |D  |            |
tions (right to buy) 1|        | 2002|    | |           |   |     |/06  |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
1. Granted in accordance with the AutoZone, Inc. Amended and Restated Stock Option Plan.
2. Options vest and are exercisable in one-third increments on August 15, 1999, 2000, and 2001, respectively.
3. Options vest and are exercisable in one-quarter increments on February 15, 1998, 1999, 2000, and 2001, respectively.
4. Options vest and are exercisable in one-third increments on December 12, 1999, 2000, and 2001, respectively.